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                                                                   EXHIBIT 10.10

[ALNYLAM LOGO]

September 29, 2003

Barry Greene
54 Oak Vale Road
Newton, MA 02468

Dear Barry:

         I am pleased to offer you the position of Chief Operating Officer, Alnylam Pharmaceuticals, Inc., reporting to me.

         You will receive a semi-monthly salary of $10,833.34 which is equivalent to $260,000.16 annually. You will also be eligible for a bonus opportunity of up to 25% of your base salary. Your bonus, which will be tied to corporate goals and approved by the Board of Directors, will be paid after the conclusion of the fiscal year. Additional program details will be provided during your first 30 days of employment.

         In addition you will receive a one-time payment in the amount of $45,000, which will be paid after your first 30 days of employment. In the event that you leave Alnylam within the first 18 months of your employment you will be required to pay the company back the full amount of this one time payment. All payments will be subject to legally required tax withholdings.

         You will be granted a stock option to purchase 250,000 shares of the company's Common stock, subject to Board of Directors approval. This option, which will be subject to the standard terms and conditions of the Alnylam Stock Option Plan, will be issued with an exercise price determined by the Board after you begin employment with the Company. The option will vest over four years at the rate of 25% after twelve months of full time active employment and then an additional 6.25% for each additional quarter of full time active employment until after four full years when the option is fully vested. These options shall accelerate fully upon the occurrence of a Change in Control, as defined in the Company's stock option plan.

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         You will also be eligible to participate in the company's Medical and
Dental Insurance Programs as well as the Life, AD&D, Short and Long Term Disability Plans. The company pays for 90% of the cost of the medical and dental plans and 100% of the cost of Life and AD&D insurance as well as Short and Long Term Disability plans. You will accrue three weeks paid vacation each year and receive 11 paid holidays annually in accordance with the company holiday schedule. In addition you will be eligible to participate in the Alnylam Savings and Investment Plan and Flexible Spending Program for daycare expenses.

         The offer of employment is contingent on your signing the company's standard Employee Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement (Copy attached) and I-9 Employment Verification Form. You will be required to submit documentation that establishes identity and employment eligibility in accordance with the US Immigration and Naturalization requirements. You have provided us copies of your confidentiality agreement and invention disclosure/assignment agreement with your current employer. If there are any other agreements of any type that you are aware of which may impact or limit your ability to perform you job at Alnylam, please let us know as soon as possible.

         This employment offer letter is not intended to create or constitute an employment agreement or contract between you and Alnylam. It is also important for you to understand that Massachusetts is an "at will" employment state. This means that you will have the right to terminate your employment relationship with Alnylam at any time for any reason. Similarly, Alnylam will have the right to terminate its employment relationship with you at any time for any reason.

         I am very excited about having you join our team and I anticipate that you will make many important contributions to our Company and strategic mission. Please acknowledge your acceptance of this offer by returning a signed copy of this letter. This offer will remain open until Friday October 3, 2003.

Very truly yours,

/s/ John G. Conley
For: John M. Maraganore
President and Chief Executive Officer


         I accept this offer of employment with Alnylam Pharmaceuticals, Inc. and plan to begin work on November 20, 2003.

Signature:

/s/ Barry Greene                                     10/20/03
Barry Greene                                         Date